Exhibit 5.1

OPINION OF FULBRIGHT & JAWORSKI L.L.P.

August 30, 2007

Tuesday Morning Corporation

6250 LBJ Freeway

Dallas, Texas  75240

Re:                               Tuesday Morning Corporation, a Delaware corporation (the “Company”)

Ladies and Gentlemen:

We have acted as counsel for the Company in connection with the Company’s registration under the Securities Act of 1933 (the “Act”) of 1,848,077 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company for offer and sale from time to time under the Tuesday Morning Corporation 1997 Long-Term Equity Incentive Plan, as amended (the “Plan”), under the Company’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2007.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the certificate of incorporation of the Company, as amended, as filed with the Secretary of State of the State of Delaware, (iii) the amended and restated bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company and the Company’s stockholders with respect to the Plan and (v) the Plan.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity and (vii) the full consideration for each Share, as set forth in the Plan, shall be paid to the Company and in no event shall be less than the par value of such Share.

Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when offered and issued by the Company pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law and the federal laws of the United States of America.  You should be aware that we are not admitted to the practice of law in the State of Delaware.

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.